                                                                      Exhibit 99

[LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE
--------------------

Media contacts:        Deborah Spak, (847) 948-2349
                       Sally Benjamin Young, (847) 948-2304

Investor contacts:     Neville Jeharajah, (847) 948-2875
                       Mary Kay Ladone, (847) 948-3371

            BAXTER REVISES SALES GROWTH AND EARNINGS EXPECTATIONS FOR
                        FIRST QUARTER AND FULL YEAR 2003

         Financial Outlook, Upcoming Product Launches and Collaborations
                Will be Highlighted At Investor Conference Today

     DEERFIELD, Ill., March 13, 2003 - Baxter International Inc. (NYSE:BAX) today announced it has revised its sales growth and earnings per share expectations for the first quarter and full year 2003.

     Based on increased competition and pricing pressures in the plasma-protein market, reductions in inventory by some providers resulting from increased confidence in the availability of recombinant factor VIII products, and devaluing currencies in Latin America and Turkey, Baxter has revised its expectations for the first quarter and the full year 2003.

     Specifically, Baxter now expects to achieve sales growth in the 5 to 7 percent range and earnings per diluted share of $0.36 to $0.38 in the first quarter of 2003. For full-year 2003, Baxter expects to achieve sales growth from continuing operations in the 8 to 12 percent range, earnings per share in the $2.10 to $2.20 range, and to generate cash flow from operations of $1.3 billion to $1.5 billion before capital expenditures.

                                    - more -

Baxter Investor Conference - Page 2
-----------------------------------

     "Increased market competition in the plasma protein business and economic instability in some overseas markets are impacting our business," said Harry M. Jansen Kraemer, Jr., chairman and chief executive officer. "Despite our lowered expectations, we anticipate continuing growth across all our businesses in 2003 and beyond. As we will outline in our conference today, we are introducing many new products and developing innovative technologies that provide considerable benefits for health-care providers and patients worldwide."

     Executives from the company will elaborate on Baxter's financial outlook at its investor conference for investors to be conducted today in Chicago and webcast live via www.baxter.com.

     During its conference, the company will summarize its comprehensive product portfolio and unique mix of technology platforms that are expected to drive long-term, sustainable competitive advantage. The company also will announce several collaborations, product approvals and contracts, all of which leverage Baxter's extensive manufacturing and product development expertise to commercialize innovative technologies, introduce products into new markets, and tap its specialty sales channels around the globe.

     "Our unique combination of expertise in medical devices, pharmaceuticals and biotechnology creates a tremendous competitive advantage for Baxter, and makes us a valued partner to other companies," Kraemer added. "Building upon our pioneering heritage and proven track record of success, we will sustain growth by commercializing

                                    - more -

Baxter Investor Conference - Page 3
-----------------------------------

innovative technologies, launching new products and expanding into new markets, and leveraging the strong customer relationships and sales channels we have established throughout the world."

Launching New Products and Expanding into New Markets

     Several new products are expected to contribute to Baxter's growth in 2003 and beyond. The most significant Baxter product approval anticipated in 2003 is ADVATE, the first Factor VIII recombinant therapy to be clinically developed and prepared without the addition of any human- or animal-derived raw materials. ADVATE is currently under review in the United States, Europe and Canada, and is expected to launch in the United States in 2003. ADVATE leverages the company's innovative protein-development and manufacturing capability and further enhances the most comprehensive portfolio of anti-hemophilia products from one company.

Commercializing Innovative Technologies

     Baxter executives also will showcase the company's range of proprietary and specialized drug formulation and delivery platforms that it offers to traditional pharmaceutical as well as biotechnology companies, including lyophilization, ready-to-use pre-filled syringes, vials, cartridges used in pen- and auto-injectors, and intravenous bags. Baxter's unique drug delivery technologies, including formulation technologies for insoluble drugs and technologies for sustained release, coupled with its long-standing relationships with pharmaceutical companies have yielded contracts with the 12 largest global pharmaceutical companies and eight of the top ten biopharmaceutical companies.

                                    - more -

Baxter Investor Conference - Page 4
-----------------------------------

Based on Baxter's strengths in service and technology, 11 new compounds were launched in 2002 and launches for up to an additional 20 compounds are anticipated in the next two years.

     Baxter also has signed two agreements that capitalize on its strengths in commercializing innovative technologies. In an exclusive license with Cytokine PharmaSciences, Inc., Baxter obtained the rights to Cytokine's anti-macrophage migration inhibitory factor (MIF) antibody technology, which shows potential in a wide spectrum of diseases, including asthma, severe infections and certain cancers. And, tapping Baxter's cell-culture and manufacturing expertise, the company signed a non-exclusive collaboration with Fremont, Calif.-based Protein Design Labs, Inc. to humanize, develop and manufacture therapeutic monoclonal antibodies on behalf of other companies.

Leveraging Strong Customer Relationships

     With its global infrastructure and strong customer relationships, Baxter is well-positioned to increase access to needed therapies. To that end, Baxter has signed an exclusive agreement with Cangene Corporation to market WinRho SDF in Europe, excluding Portugal, for the treatment of a critical blood clotting disorder called Immune Thrombocytopenic Purpura (ITP).

About Baxter

     Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its

                                    - more -

Baxter Investor Conference - Page 5
-----------------------------------

expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients' lives. Please visit the company's website at www.baxter.com for more information about Baxter and to access a webcast of today's investor conference.

     This news release contains forward-looking statements that involve risks and uncertainties, including technological advances in the medical field, product demand and market acceptance, the effect of economic conditions, actions of regulatory bodies, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company's filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

(Baxter and ADVATE are trademarks of Baxter International Inc. and its affiliates. WinRho SDF is a trademark of Cangene Corporation.)

                                      # # #